Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated August 19, 2025, with respect to the Common Stock, $0.001 par value, of Red Robin Gourmet Burgers, Inc., and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Bandera Partners LLC

By:	/s/ Gregory Bylinsky
Gregory Bylinsky, Managing Member
Date:	08/19/2025

Bylinsky Gregory

By:	/s/ Gregory Bylinsky
Gregory Bylinsky
Date:	08/19/2025

Gramm Jefferson

By:	/s/ Jefferson Gramm
Jefferson Gramm
Date:	08/19/2025